Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 24, 2023

Farmers and Merchants Bancshares, Inc.	Contact: Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H	President & CEO
Hampstead, Maryland 21074	(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $8,090,127 OR $2.66 PER COMMON SHARE FOR THE YEAR ENDED DECEMBER 31, 2022

HAMPSTEAD, MARYLAND (January 24, 2023) – Farmers and Merchants Bancshares, Inc. (the “Company”) (OTC: FMFG), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the year ended December 31, 2022 was $8,090,127, or $2.66 per common share (basic and diluted), compared to $8,149,606, or $2.70 per common share (basic and diluted), for the same period in 2021. The Company’s return on average equity during the year ended December 31, 2022 was 16.03% compared to 14.85% for the same period in 2021. The Company’s return on average assets during the year ended December 31, 2022 was 1.13% compared to 1.16% for the same period in 2021. Income from Paycheck Protection Program (“PPP”) loans added approximately $181,000 to net income for the year ended December 31, 2022 compared to $802,000 for the same period in 2021.

Net income for the three months ended December 31, 2022 was $2,014,282, or $0.66 per common share (basic and diluted), compared to $1,965,265, or $0.65 per common share (basic and diluted), for the fourth quarter of 2021.

Net interest income for the year ended December 31, 2022 was $1,248,391 higher than for the same period in 2021 due to a $22.0 million increase in average interest earning assets to $686.7 million for the year ended December 31, 2022 as compared to $664.7 million for the same period in 2021, and an increase in the taxable equivalent net yield on average net interest earning assets to 3.54% for the year ended December 31, 2022 from 3.47% for the year ended December 31, 2021. The taxable equivalent yield on total average interest-earning assets decreased 4 basis points to 3.85% for the year ended December 31, 2022 from 3.89% for the same period in 2021 primarily due to the aforementioned decline in PPP revenue. This decrease was offset by a 13 basis point decrease in the cost of deposits and borrowings to 0.41% for the year ended December 31, 2022 from 0.54% for the same period in 2021. Provision for loan losses totaled $475,000 for the year ended December 31, 2022, compared to $330,000 for the same period in 2021.

Noninterest income increased by $128,024 for the year ended December 31, 2022 when compared to the same period in 2021 primarily as a result of a $151,206 increase in the gain on sale of SBA loans and a $673,483 net gain from insurance proceeds related to storm damage suffered by its Upperco location during the third quarter of 2022, offset by a $696,470 decrease in mortgage banking revenue reflecting a decline in refinances due to rising interest rates. Noninterest expense was $1,238,681 higher in the year ended December 31, 2022 when compared to the same period in 2021 due primarily to a $730,008 increase in salaries and benefits and a $451,083 increase in other expenses. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees. The increase in other expenses was due primarily to third party fees related to the hiring of new employees. Income taxes increased by $52,213 during the year ended December 31, 2022 when compared to the same period in 2021 due to a decrease in the amount of nontaxable income included in pretax income year-over-year. The effective tax rate increased to 23.50% during the year ended December 31, 2022 compared to 22.99% during the same period last year.

Total assets were $718 million at December 31, 2022 compared to $717 million at December 31, 2021. Loans increased to $517 million at December 31, 2022 from $482 million at December 31, 2021 despite a $9 million decrease in PPP loans. Investments in debt securities decreased to $147 million at December 31, 2022 from $171 million at December 31, 2021 due primarily to a $25 million increase in the unrealized loss on available for sale (“AFS”) securities. Deposits decreased to $624 million at December 31, 2022 from $626 million at December 31, 2021. Federal Home Loan bank advances increased to $20 million at December 31, 2022 from $5 million at December 31, 2021. Despite the Company’s strong earnings, the book value of the Company’s common stock decreased to $15.56 per share at December 31, 2022, compared to $18.64 per share at December 31, 2021 due to the decline in the market value of the Company’s AFS investment portfolio as a result of the significant rise in interest rates over the last year. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity but are not included in the income statement. Because the Company has the intent and ability to hold the investments to maturity, no actual losses in the AFS investment portfolio are anticipated and the declines in market value are considered temporary. The decline in the market value of the AFS investment portfolio did not have an impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

Gary A. Harris, President & CEO, commented “I’d like to wish long-time President & CEO Jim Bosley a happy retirement and thank him again for leading the Bank for over 27 years. Jim left on a high note with net income for 2022 just short of our record earnings set last year. We are also pleased that our loan portfolio grew by 7.2% during 2022 despite PPP loan forgiveness. We look forward to 2023 despite rising rates on deposits which will put pressure on our net interest margin.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2022	2021

Assets

Cash and due from banks	$6,414,822	$25,258,932
Federal funds sold and other interest-bearing deposits	848,715	1,203,174
Cash and cash equivalents	7,263,537	26,462,106
Certificates of deposit in other banks	100,000	350,000
Securities available for sale, at fair value	126,314,449	149,237,916
Securities held to maturity, at cost	20,508,997	21,851,975
Equity security, at fair value	489,145	543,605
Restricted stock, at cost	1,332,500	675,400
Mortgage loans held for sale	428,355	126,500
Loans, less allowance for loan losses of $4,150,198 and $3,650,268	516,920,540	482,011,334
Premises and equipment, net	6,186,594	6,259,421
Accrued interest receivable	1,815,784	1,609,063
Deferred income taxes, net	8,392,658	2,177,450
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	14,585,342	11,556,163
Goodwill and other intangibles, net	7,042,752	7,051,080
Other assets	5,587,654	5,522,877
	$718,210,672	$716,677,255

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$126,695,349	$124,175,615
Interest-bearing	496,915,775	502,239,055
Total deposits	623,611,124	626,414,670
Securities sold under repurchase agreements	5,175,303	5,414,026
Federal Home Loan Bank of Atlanta advances	20,000,000	5,000,000
Long-term debt, net of issuance costs	15,095,642	16,978,905
Accrued interest payable	349,910	295,910
Other liabilities	6,203,730	5,952,286
	670,435,709	660,055,797
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,071,214 in 2022 and 3,037,137 shares in 2021	30,712	30,372
Additional paid-in capital	29,549,914	28,857,422
Retained earnings	35,300,166	29,128,600
Accumulated other comprehensive loss	(17,105,829)	(1,394,936)
	47,774,963	56,621,458
	$718,210,672	$716,677,255

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Interest income
Loans, including fees	$5,904,409	$5,663,588	$22,565,034	$23,491,614
Investment securities - taxable	811,146	544,129	2,981,300	1,511,970
Investment securities - tax exempt	140,160	148,962	570,655	611,323
Federal funds sold and other interest earning assets	63,001	17,753	152,664	65,496
Total interest income	6,918,716	6,374,432	26,269,653	25,680,403

Interest expense
Deposits	404,371	408,539	1,375,691	1,997,873
Securities sold under repurchase agreements	4,210	6,498	12,768	44,628
Federal Home Loan Bank advances and long-term debt	214,666	192,256	757,699	762,798
Total interest expense	623,247	607,293	2,146,158	2,805,299
Net interest income	6,295,469	5,767,139	24,123,495	22,875,104

Provision for (recovery of) loan losses	380,000	(100,000)	475,000	330,000

Net interest income after provision for (recovery of) loan losses	5,915,469	5,867,139	23,648,495	22,545,104

Noninterest income
Service charges on deposit accounts	203,457	201,271	777,901	724,086
Mortgage banking income	18,214	206,109	214,043	910,513
Bank owned life insurance income	49,444	55,380	229,179	229,966
Fair value adjustment of equity security	431	(5,140)	(62,093)	(15,354)
Gain on call of debt security	-	-	-	9,190
Gain on insurance proceeds, net	673,483	-	673,483	-
Gain on sale of SBA loans	-	-	158,123	6,917
Other fees and commissions	73,976	70,815	303,302	300,596
Total noninterest income	1,019,005	528,435	2,293,938	2,165,914

Noninterest expense
Salaries	2,208,551	1,848,017	7,865,194	7,214,871
Employee benefits	430,321	418,565	1,798,150	1,718,465
Occupancy	219,988	211,670	890,926	948,757
Furniture and equipment	248,967	197,267	891,250	775,829
Other	1,106,578	1,083,695	3,921,760	3,470,677
Total noninterest expense	4,214,405	3,759,214	15,367,280	14,128,599

Income before income taxes	2,720,069	2,636,360	10,575,153	10,582,419
Income taxes	705,787	671,095	2,485,026	2,432,813
Net income	$2,014,282	$1,965,265	$8,090,127	$8,149,606

Earnings per common share - basic and diluted	$0.66	$0.65	$2.66	$2.70